ABRAMS/GENTILE ENTERTAINMENT, INC.
                              244 West 54th Street
                            New York, New York 10019

                                                          Dated: October 1, 1998

MSH ENTERTAINMENT CORPORATION
330 Ocean Park Boulevard
Santa Monica, CA 90405
Attention: Robert Maerz, Chairman

Dear Mr. Maerz:

          Reference is made to that certain Stock Purchase Agreement (the "Agreement"), as amended by the letter agreements dated September 4, 1998 and September 24, 1998 (the "Amendments"), between the undersigned, MSH Entertainment Corporation ("Buyer") and the undersigned, Martin Abrams ("Seller"). This agreement will modify the Agreement and the Amendments; however, except as expressly provided herein, the terms and conditions of the Agreement and the Amendments are hereby confirmed and ratified.

          I am willing to extend the date of the Closing until 3 pm on November 5, 1998 on the condition that you confirm the following, by signing where indicated below:

          1.) You agree to pay me $150,000, by wire transfer received by me no later than October 8, 1998. I agree that if you provide me with written confirmation, satisfactory to me in my sole discretion, that such wire transfer has been irrevocably initiated by 3 pm on October 8, 1998, I will deem payment received, subject to my confirmation of actual receipt of such wire transfer no later than October 9, 1998. You confirm that such payment is a deferral of the payment due me pursuant to paragraph 1 of the September 24, 1998 Amendment, and that such payment is not to be deemed a part of the purchase price for my shares pursuant to the Agreement.

          2.) You agree to deliver to me, also on October 8, 1998, a Confession of Judgment, in form satisfactory to my counsel, pursuant to which you agree to pay me, in the event of your failure to close as required hereby, an amount equal to interest due pursuant to Paragraph 5 of the September 4, 1998 Amendment (the "Interest"), such interest to accrue through the date of execution of such Confession of Judgment. I agree that if you make the $150,000 payment described in Paragraph 1 above, but do not close on November 5, 1998, I will nonetheless release you from any claims I may have against you which arise from your failure to close, subject to the condition that you pay me the Interest due through November 5, 1998, by wire transfer received by me no later than 3 pm on November 5, 1998. If you do not make such payment as required, such interest shall continue to accrue as provided in the September 4, 1998 Amendment, and I shall not be required to release you from any claims I may have against you which arise from your failure to close.

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          3.) You acknowledge that I, or one of my affiliates, will be paying the next installment of the Hallmark Loan (defined in the Agreement), and you agree to reimburse me (or to reimburse my affiliate) for such payment at the Closing.

          4.) You agree to deliver the 660,000 shares of free trading common stock of MSH referred to in Paragraph 3 of the September 4 Amendment on October 19, 1998 to Rubin, Bailin, Ortoli, Mayer, Baker & Fry, LLP, as escrow agent. At the November 5, 1998 closing, you agree to instruct Rubin, Bailin to release such shares to me. If you do not close, I agree to instruct Rubin, Bailin to return such shares to you.

          5.) You acknowledge that, after you make the $150,000 payment referred to in Paragraph 1 above, I desire to be able to sell the shares of MSH I currently own, and which I am currently unable to sell due to my possession of insider information. You have agreed to release to the public the information regarding the status of our arrangements sufficient to release me from the restrictions imposed upon me as an insider. In that connection, you agree to provide me with your indemnity, in form satisfactory to my counsel, regarding any claims which may arise in connection with my sale of such shares, notwithstanding such press release.

          Kindly indicate your confirmation below.




                                                  /s/MARTIN ABRAMS
                                             -----------------------------------
                                             Martin Abrams


Agreed and Confirmed:

MSH ENTERTAINMENT CORPORATION



By:     /s/ROBERT MAERZ
   -----------------------------------
   Robert Maerz, Chairman

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